Plan of Merger
                                of
               North American Marketing Corporation
                     (A Delaware Corporation)
                               and
                         Elite Artz, Inc.
                      (A Nevada Corporation)

     THIS PLAN OF MERGER (the "Plan") dated as of March 25, 2004 is entered into by and between North American Marketing Corporation, a Delaware corporation ("NAMC"), and Elite Artz, Inc., a Nevada corporation ("ELITE"), such corporations being hereinafter collectively referred to as the "Constituent Corporations."

                             Premises

     WHEREAS, ELITE is a corporation duly organized and existing under the laws of the state of Nevada, having an authorized capital of 50,000,000 shares of common stock, par value $0.001 per share (the "Common Stock of ELITE"), of which 1,000 shares are issued and outstanding as of the date hereof; and 20,000,000 shares of preferred stock, par value $0.001 per share (the "Preferred Stock of ELITE"), of which no shares are issued and outstanding as of the date hereof; and

     WHEREAS, NAMC is a corporation duly organized and existing under the laws of the state of Delaware, having an authorized capital of 50,000 shares of common stock, par value $0.001 per share (the "Common Stock of NAMC"), of which 3,024,000 shares are issued and outstanding as of the date hereof; and 20,000,000 shares of preferred stock, par value $0.001 per share (the "Preferred Stock of NAMC"), of which no shares are issued and outstanding as of the date hereof; and

     WHEREAS, the respective boards of directors and shareholders of the Constituent Corporations have each duly approved this Plan providing for the merger of NAMC with and into ELITE with ELITE as the surviving corporation as authorized by the statutes of the states of Delaware and Nevada.

                            Agreement

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and for the purpose of setting forth the terms and conditions of said merger and the manner and basis of causing the shares of NAMC to be converted into shares of stock of ELITE and such other provisions as are deemed necessary or desirable, the parties hereto have agreed and do hereby agree, subject to the approval and adoption of this Plan by the requisite vote of the stockholders of each Constituent Corporation, and subject to the conditions hereinafter set forth, as follows:

                            Article I
             Merger and Name of Surviving Corporation

     On the effective date of the merger, NAMC and ELITE shall cease to exist separately and NAMC shall be merged with and into ELITE, which is hereby designated as the "Surviving Corporation," the name of which on and after the Effective Date (as hereinafter defined) of the merger shall be "Elite Artz, Inc." or such other name as may be available and to which the parties may agree.

                            Article II
                  Terms and Conditions of Merger

     The terms and conditions of the merger (in addition to those set forth elsewhere in this Plan) are as follows:

     (a)  On the Effective Date of the merger:

          (1) NAMC shall be merged into ELITE to form a single corporation, and ELITE shall be designated herein as the Surviving Corporation.

          (2) The separate existence of NAMC shall cease.

          (3) The Surviving Corporation shall have all the rights, privileges, immunities, and powers and shall be subject to all duties and liabilities of a corporation organized under the laws of the state of Nevada.

          (4) The Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, immunities, and franchises, of a public as well as a private nature, of each of the Constituent Corporations; all property, real, personal, and mixed, and all debts due of whatever account, including subscriptions to shares, and all and every other interest, of or belonging to or due to each of the Constituent Corporation shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; the title to any real estate, or any interest therein, vested in either Constituent Corporation shall not revert or be in any way impaired by reason of the merger; the Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of each of the Constituent Corporations; any claim existing or action or proceeding pending by or against either of such Constituent Corporations may be prosecuted as if the merger had not taken place, or the Surviving Corporation may be substituted in place of the Constituent Corporation; and neither the rights of creditors nor any liens on the property of either of the Constituent Corporations shall be impaired by the merger.

     (b) On the Effective Date of the merger, the board of directors of the Surviving Corporation shall consist of the members of the board of directors of ELITE immediately prior to the merger, to serve thereafter in accordance with the bylaws of the Surviving Corporation and until their respective successors shall have been duly elected and qualified in accordance with such bylaws and the laws of the state of Nevada.

     (c) On the Effective Date of the merger, the officers of the Surviving Corporation shall be the officers of ELITE immediately prior to the merger, with such officers to serve thereafter in accordance with the bylaws of the Surviving Corporation and until their respective successors shall have been duly elected and qualified in accordance with such bylaws and the laws of the state of Nevada.

     If on the Effective Date of the merger, a vacancy shall exist in the board of directors or in any of the offices of the Surviving Corporation, such vacancy may be filled in the manner provided for in the bylaws of the Surviving Corporation.

                           Article III
              Manner and Basis of Converting Shares

      The manner and basis of converting the shares of the Constituent Corporations and the mode of carrying the merger into effect are as follows.

     (a) Each share of Common Stock of NAMC outstanding on the Effective Date of the merger shall, without any action on the part of the holder thereof, be converted into one fully paid and nonassessable share of Common Stock of ELITE which shall, on such conversion, be validly issued and outstanding, fully paid, and nonassessable, and shall not be liable to any further call, nor shall the holder thereof be liable for any further payments with respect thereto. After the Effective Date of the merger, each holder of an outstanding certificate which prior thereto represented shares of Common Stock of NAMC shall be entitled, on surrender thereof along with payment of $20 to NAMC's transfer agent Action Stock Transfer Corp., 7069 S. Highland Dr., Suite 300, Salt Lake City, UT 84121, to receive in exchange therefore a certificate or certificates representing the number of whole shares of Common Stock of ELITE, which such shares shall have converted into. Until so surrendered, each such outstanding certificate (which prior to the Effective Date of the merger represented shares of Common Stock of NAMC) shall for all purposes evidence the ownership of the shares of ELITE into which such shares shall have been converted.

     (b) All shares of the Common Stock of ELITE into which shares of the Common Stock of NAMC shall have been converted pursuant to Article III shall be issued in full satisfaction of all rights pertaining to the shares of Common Stock of NAMC, as applicable.

     (c) If any certificate for shares of ELITE is to be issued in a name other than that in which the certificate surrendered in exchange therefore is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, that the transfer be in compliance with applicable federal and state securities laws, and that the person requesting such exchange pay to ELITE or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of ELITE in any name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of ELITE or any agent designated by it that such tax has been paid or is not payable.

                            Article IV
             Certificate of Incorporation and Bylaws

     The articles of incorporation of ELITE shall, on the merger becoming effective, be and constitute the articles of incorporation of the Surviving Corporation until amended in the manner provided by law. The bylaws of ELITE shall, on the merger becoming effective, be and constitute the bylaws of the Surviving Corporation until amended in the manner provided by law.

                            Article V
                       Shareholder Approval

     This Plan shall be submitted to the stockholders of each of the Constituent Corporations as provided by the laws of the States of Delaware and Nevada. After the approval or adoption thereof by the stockholders of each Constituent Corporation in accordance with the requirements of the applicable laws, all required documents shall be executed, filed, and recorded, and all required acts shall be done in order to accomplish the merger under the provisions of the laws of the states of Delaware and Nevada.

                            Article VI
                      Officers and Directors

      The officers and directors of ELITE shall remain the officers and directors of ELITE, after the Merger, and such officers and directors shall serve until the next annual meeting of shareholders and until such time as their successors are duly elected and shall qualify.

                           Article VII
 Approval and Effective Date of the Merger; Miscellaneous Matters

     1. The merger shall become effective when all the following actions shall have been taken:

         (a) This Plan shall be authorized, adopted, and approved by and on behalf of each Constituent Corporation in accordance with the laws of the states of Delaware and Nevada;

         (b) This Plan, or certificate of merger in the form required, executed and verified in accordance with the laws of the states of Delaware and Nevada, shall be filed in the Offices of the Secretary of State of Delaware and Nevada; and

         (c) The date on which such actions are completed and such merger is effected is herein referred to as the "Effective Date."

     2. If at any time the Surviving Corporation shall deem or be advised that any further grants, assignments, confirmations, or assurances are necessary or desirable to vest, perfect, or confirm title in the Surviving Corporation, of record or otherwise, to any property of NAMC acquired or to be acquired by, or as a result of, the merger, the officers and directors of NAMC or any of them shall be severally and fully authorized to execute and deliver any and all such deeds, assignments, confirmations, and assurances and to do all things necessary or proper so as to best prove, confirm, and ratify title to such property in the Surviving corporation and otherwise carry out the purposes of the merger and the terms of this Plan.

     3. The Surviving Corporation may be served with process in the State of Delaware in any proceeding for the enforcement of any obligation of NAMC as well as for enforcement of any obligation of the Surviving Corporation arising from the merger and in any proceeding for the enforcement of the rights of a dissenting shareholder of NAMC against the Surviving Corporation.

     4. Such Surviving Corporation will promptly pay to the dissenting shareholders of NAMC the amount, if any, to which they shall be entitled under the provisions of the Delaware Revised Business Corporation Act with respect to the rights of dissenting shareholders

     5. The Secretary of State of the State of Delaware shall be irrevocable appointed as the agent of the Surviving Corporation to accept service of process in any such proceeding;

     6. The Surviving Corporation's address for any service of process received by the Secretary of State is Corporate Advisory Service, Inc., 251 Jeanell Dr., Suite 3, Carson City, NV 89703.

     7. This Plan cannot be altered or amended, except pursuant to an instrument in writing signed on behalf of the parties hereto.

     8. For the convenience of the parties and to facilitate the filing and recording of this Plan, any number of counterparts hereof may be executed, each such counterpart shall be deemed to be an original instrument, and all such counterparts together shall be considered one instrument.

     9. This Plan shall be governed by and construed in accordance with the laws of the state of Nevada.

     The foregoing Plan of Merger, having been approved by the board of directors of each Constituent Corporation, the president and secretary of NAMC, and the president and secretary of ELITE, do hereby execute this Plan of Merger this 25th day of March, 2004, declaring and certifying that this is our act and deed and the facts herein stated are true.

North American Marketing Corporation       Elite Artz, Inc.
a Delaware corporation                     a Nevada corporation


/s/ David Cartisano, Pres.                 /s/ David Cartisano, Pres.
_______________________________            _______________________________
By: David Cartisano, President             By: David Cartisano, President




/s/ Stephen Cartisano, Sec.                /s/ Stephen Cartisano, Sec.
________________________________           ________________________________
By: Stephen Cartisano, Secretary           By: Stephen Cartisano, Secretary